Exhibit 99.1

Odyssey Health, Inc. Makes Statement Regarding its Concussion Drug Development Program

Las Vegas Nevada, Sept. 30, 2022 (GLOBE NEWSWIRE) Odyssey Health, Inc. (OTC:ODYY), f/k/a Odyssey Group International, Inc., (the “Company” “Odyssey”) a company focused on developing a unique drug to treat concussion has decided to dissolve its sports advisory board.

The sports advisory members have been outspoken advocates for concussion prevention and for the importance of finding responsible treatments. We created the advisory board to increase awareness of our mission to bring a much-needed pharmaceutical for a condition that currently has no FDA approved treatment. We have recently completed a Phase I human trial where our drug was proven to be safe and well tolerated. We are excited about the potential of initiating a Phase II trial to determine the efficacy and safety of the drug in concussed patients.

The press has misrepresented Odyssey Health, Inc. Odyssey has never directly or indirectly received money from state or federal government sources to fund the drug development. Odyssey Health, Inc.purchased the intellectual property and rights to the drug on March 1, 2021. The money to fund the drug development has come from accredited investors. The Company contacted the press to advise of the facts and misstatements.

In order to keep our focus, the Company has decided to dissolve the sports advisory board, as it has caused distraction to our critical work being done. Odyssey wants to continue its focus on this important drug candidate in hopes of providing a much-needed treatment. The Company will remain committed to bringing products to market that provide a solution to unmet medical needs.

About Odyssey Health Inc. (formerly Odyssey Group International, Inc.)
Odyssey Health Inc. (OTC: ODYY) is a medical company with a focus in the area of life-saving medical solutions. Odyssey’s corporate mission is to create, acquire and develop distinct assets, intellectual property, and exceptional technologies that provide meaningful medical solutions. The company is focused on areas that have an identified technological advantage, provide superior clinical utility, and have a substantial market opportunity. For more information, visit the company’s website at www.odysseyhealthinc.com.

We encourage our shareholders to visit our corporate social media accounts for updates:
https://twitter.com/OdysseyHealth1
https://www.facebook.com/odysseyhealthinc
https://www.linkedin.com/company/odysseyhealthinc
https://www.youtube.com/channel/UCsS--v0od_fYIBu2tvqmj9Q

About PRV-002
PRV-002 is a fully synthetic, non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the Phase II trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Inquiries:
Odyssey Health
info@odysseyhealthinc.com